Exhibit 99.2

Nota de Prensa

Four Rivers (Nombre comercial Verta Energy)

Presenta detalles sobre su estrategia integrada de Residuos a Energía “Integrated Waste-to-Energy Strategy”

Londres, Reino Unido – 8 de Marzo de 2011 - Four Rivers BioEnergy Inc. (OCTBB: FRBE & OTCQB: FRBE) publica el día de hoy una carta de su Consejero Delegado, Stephen Padgett anunciando una serie de iniciativas para organizar reuniones entre el equipo ejecutivo de la Compañía y los accionistas a medida que se acerca la fecha de inaugurar la planta de Residuos a Energía del Reino Unido “UK Waste-to-Energy plant”, además de organizar la Junta General Anual de Accionistas a finales del año en la planta y cuando esté operativa para que los accionistas puedan visitarla conociendo los planes de la compañía de primera mano y directamente a través del equipo directivo.

La carta en su totalidad ha sido publicada en página Web de la compañía en el apartado de “Corporate Presentations” (http://www.riv4ers.com).

En la carta Mr. Padgett explica estas iniciativas en dos fases:

1.

Mr. Padgett explica que la Compañía y sus asesores de relaciones con inversores en Madrid y Estados Unidos están planeando una serie de reuniones en las ciudades donde se concentran la mayoría de sus accionistas durante los dos próximos meses.  En éstas reuniones los ejecutivos de la Compañía podrán explicar sus planes a los accionistas en pequeños grupos.  Estas reuniones son especialmente relevantes ahora que se acerca la fecha de inauguración de la planta del Reino Unido: y

2.

Organizar la Junta General Anual de Accionistas en la planta de Reino Unido en Octubre de 2011,  fecha en la cual el equipo directivo espera que esté operativa.  Al organizar la junta en la planta los accionistas podrán, visitarla en profundidad, conocer a todo el equipo y asistir a una presentación completa de la planta su funcionamiento y los planes de expansión futuros.

Sobre Four Rivers BioEnergy, Inc.

Four Rivers BioEnergy, Inc. está centrada en producir y vender energía (en forma de electricidad) además de   biocombustibles a partir de residuos (aceite usado) y materias primas renovables (principalmente aceite virgen),  El modelo de negocio de 4Rivers es la integración vertical del ciclo de producción de energía desde la obtención de materias primas, hasta la generación y venta de la energía, todo incluido dentro del ciclo y de la misma planta industrial.  4Rivers está actualmente en la fase de completar nuestra primera planta integrada de residuos a energía en una planta industrial en el Reino Unido adquirida en 2009.

Para  más información en relación a 4Rivers contactar con:

Stephen Padgett, Chief Executive Officer

Tel: +1 270 395 0176

Fax: +1 270 395 0323

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730 or +44 77 1717 5500

Fax +1 270 395 0323

Email: martinthorp@riv4ers.com

Laurel Moody, Investor Relations

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

Alvaro Novillo, Relación con Inversores en Español

Tel +34 664 408 206

Email: ir4rivers.esp@gmail.com

La información incluida en el presente formulario  podrá contener previsiones y proyecciones (forward looking statements) con la definición prevista en el artículo 27A de la Ley de Valores (Securities Exchange Act) de 1933, en su versión modificada (la “Ley de Valores”) y el artículo 21E de la Ley del Mercado de Valores (Securities Exchange Act) de 1934, en su versión modificada (la “Ley del Mercado de Valores”). Las expectativas y opiniones manifestadas en este documento por el equipo directivo están basadas en su buena fe en el momento en que fueron hechas. Estas previsiones y proyecciones pueden comportar riesgos conocidos o desconocidos e incertidumbres, en el caso de la compañía, incluyen la captación de capital para continuar operando, incertidumbres en el desarrollo de productos y tecnología, competencia, coste y disposición de materias primas, desarrollo de la planta y mejoras en producción. Los resultados reales de la Sociedad podrían diferir sustancialmente de las previsiones y proyecciones incluidas en el presente documento. La Sociedad no asume obligación alguna de actualizar públicamente las proyecciones y previsiones realizadas aunque se produzca un cambio de circunstancias. Se aconseja a los lectores revisar las publicaciones recientes de la compañía para conocer el riesgo asociado con las previsiones y proyecciones. Se insta a los lectores no poner excesivo confianza en estas manifestaciones.

Fuente: Four Rivers BioEnergy, Inc.

AVISO LEGAL: El presente documento ha sido elaborado a partir de un documento en inglés y con el propósito de servir únicamente para fines aclaratorios a su versión original inglesa. Este documento carece de validez jurídica alguna, siendo su versión original en lengua inglesa la válida para todos los efectos. A pesar de que el documento ha sido traducido con la máxima diligencia, Four Rivers Inc. no se hace responsable de las posibles inexactitudes derivadas de su translación al español. La entrega de este documento a terceras personas, debe ir acompañado siempre por su versión original inglesa

8 de Marzo, 2011

Estimados accionistas,

Reunión con nuestros accionistas

Me dirijo a usted, en representación del consejo de administración, para hacerle saber que hemos decidido celebrar la Junta General de Accionistas en Octubre de este año.

Hemos llegado a esta conclusión por numerosas razones, las más importantes son:

1.

Esperamos que nuestra planta de Residuos a Energía  “Waste-to-Energy” de Reino Unido esté terminada y operativa para el verano de 2011. Nosotros estaremos encantados de dar la bienvenida a los accionistas que quieran visitar la planta. Los accionistas tendrán la oportunidad de conocer a los directores  de la Compañía además de conocer a los responsables de la planta.  Con la celebración de nuestra Junta General Anual en Octubre en la planta, nuestros accionistas podrán examinar los desarrollos hasta la fecha y planes a futuro.  Los accionistas podrán cotejar los progresos y planes con la planta física y las operaciones de ese momento, las cuales podrán ser visitadas durante la celebración de la mencionada Junta.

2.

Hemos contratado a asesores de relaciones con inversores en Madrid y Estados Unidos y junto con ellos estamos planeando una serie de reuniones en las ciudades donde se concentran la mayoría de nuestros accionistas.  Estas reuniones incluirán ciudades como Madrid, Barcelona y Sevilla (dado que la mayoría de nuestros accionistas por número están en están en España), además de Nueva York y Londres.  Lo más probable es que estas reuniones se materialicen en Abril.  En éstas reuniones los accionistas podrán preguntar al equipo directivo en pequeños grupos o en reuniones individuales. Si usted como accionista no está incluido en estas invitaciones no dude en ponerse en contacto con nosotros a través de nuestros asesores de relaciones con inversores cuyo contacto está en todas nuestras notas de prensa.

Tanto yo como los otros directivos de la compañía esperamos reunirnos como muchos de vosotros en vuestras cuidad en los próximos meses, y esperamos daros la bienvenida en nuestra planta de Reino Unido a finales de año.

Reciba un cordial saludo

Stephen Padgett

Chief Executive Office

En representación del Consejo de Administración